Exhibit 99.1

Contacts:	Emily Tadano, VP Investor Relations
(480) 515-8979 (office)
investors@meritagehomes.com

Meritage Homes reports first quarter 2021 results including an 88% increase in diluted EPS, 470 bps increase in home closing gross margin and 25% increase in closings over prior year

SCOTTSDALE, Ariz., April 28, 2021 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, reported first quarter results for the period ended March 31, 2021.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2021	2020	% Chg
Homes closed (units)	2,890	2,316	25%
Home closing revenue	$1,079,982	$890,417	21%
Average sales price - closings	$374	$384	(3)%
Home orders (units)	3,458	3,102	11%
Home order value	$1,349,130	$1,179,938	14%
Average sales price - orders	$390	$380	3%
Ending backlog (units)	5,240	3,568	47%
Ending backlog value	$2,082,259	$1,388,517	50%
Average sales price - backlog	$397	$389	2%
Earnings before income taxes	$165,977	$86,833	91%
Net earnings	$131,843	$71,152	85%
Diluted EPS	$3.44	$1.83	88%

MANAGEMENT COMMENTS
"2021 is off to a solid start with robust demand that never really slowed down from an exceptional 2020," Steven J. Hilton, executive chairman of Meritage Homes, stated. "Our average absorption pace for the first quarter of 2021 of 5.8 per month was 35% higher than prior year, resulting from the strength in the housing market, even as we managed our spec starts and the corresponding orders pace in most communities to align with constraints in the supply chain today. The current environment, coupled with our strategy centered on affordable entry-level and first move-up homes, enabled Meritage Homes to produce the highest first quarter of orders and closings in the company's history as well as the highest quarterly home closing gross margin since 2006.
"Absent large interest rate increases, we believe the current market demand will continue through 2021 at a minimum, and provide the homebuilding industry ongoing pricing power to offset commodity and other cost increases. Mortgage interest rates remain very affordable despite recent upticks, strong demographic homebuying trends persist for millennials and baby boomers, and the supply of new and resale homes is still constrained."
“Our closings of 2,890 homes this quarter were 25% higher than the first quarter of 2020," Phillippe Lord, chief executive officer of Meritage Homes, commented. "Quarterly sales orders of 3,458 homes were up 11% compared to the same period of 2020, despite an 18% decline in average community count. For the first quarter of 2021, home closing revenue of $1.1 billion was 21% greater than prior year, which combined with a 24.7% home closing gross margin, produced an 88% year-over-year increase in our diluted earnings per share to $3.44."
"At March 31, 2021, we had 203 active communities, in line with our guidance and slightly up from 195 at December 31, 2020. Despite weather and some delays in the building materials supply channel, we were able to open our expected communities on time. We remain on track to reach our goal of 300 communities by mid-2022. Given our strong pipeline of community openings, we expect to see an increase of approximately 20% in our community count by December 31, 2021 from the current level," Mr. Lord remarked. "During the quarter, we invested significantly for additional growth by spending nearly $370 million on land acquisition and development. 5,900 net new lots were secured, a 106% increase year-over-year, which brings our total lot supply to over 58,000 lots.
"In addition to all of the progress we made within our existing geographies, we are excited to announce our first new market entry since 2016. With five communities already under contract in Myrtle Beach, our new Coastal Carolinas division will encompass Myrtle Beach, Charleston and the surrounding areas, and will further expand our East region operations, Mr. Lord added. "We will start gathering interest lists for these communities in the next few quarters ahead of the community openings in 2022."
Mr. Lord concluded, "Based on robust selling conditions and confidence in our ability to deliver our backlog, we are projecting 11,700-12,700 annual home closings and approximately $4.55-4.85 billion in total home closing revenue for 2021. In addition, we anticipate home closing gross margin of approximately 25.0% and an effective tax rate of about 23.0%, and expect to realize diluted EPS in the range of $13.75-14.75."

FIRST QUARTER RESULTS
•The total orders of 3,458 for the first quarter of 2021 reflected an increase of 11% year-over-year, driven by a 35% increase in absorption pace from 4.3 to 5.8 per month. Entry-level represented 76% of first quarter 2021 orders, compared to 61% in the same quarter in 2020. Strong housing demand enabled Meritage to achieve higher absorptions across all its markets, although first quarter 2021 average community count declined 18%

from the first quarter of the prior year. Absorptions were up 67% in the East region, 34% in the Central region and 13% in the West region. The favorable market conditions also drove the year-over-year increase in average sales price ("ASP") for both orders and backlog, despite the company's shift in product mix toward entry-level homes.

•The 21% year-over-year increase in home closing revenue to $1.1 billion for the quarter ended March 31, 2021 was due to 25% higher home closing volume partially offset by a 3% reduction in closing ASP, which was primarily attributable to the shift to entry-level homes. ASPs also reflected pricing increases as a result of the sustained housing demand.

•The 470 bps improvement in first quarter 2021 home closing gross margin to 24.7% from 20.0% a year ago mainly resulted from higher ASPs, as well as the additional closing volume and efficiencies gained from streamlined operations. These factors mitigated record high lumber prices and increases in other commodity costs.

•Selling, general and administrative expenses ("SG&A") were 9.8% of first quarter 2021 home closing revenue, a 90 bps improvement over 10.7% in the first quarter of 2020. This improvement was due to greater leverage of fixed expenses on higher home closing revenue, in addition to cost savings from technology enhancements, particularly as related to the company's sales and marketing efforts.

•The first quarter effective income tax rate was 20.6% in 2021 compared to 18.1% in 2020. The reduced rate in both years primarily stems from eligible energy tax credits on qualifying energy-efficient homes closed under the Taxpayer Certainty and Disaster Tax Relief Act enacted in December 2019.

•First quarter 2021 pre-tax margin increased 560 bps to 15.2%, compared to 9.6% in the first quarter of 2020. Net earnings were $131.8 million ($3.44 per diluted share) for the first quarter of 2021, an 85% increase over $71.2 million ($1.83 per diluted share) for the first quarter of 2020. Strong earnings growth reflected higher closing volume, pricing power, expanded gross margin and improved overhead leverage, which combined with a lower outstanding share count, led to an 88% year-over-year improvement in earnings per diluted share.

BALANCE SHEET
•Cash and cash equivalents at March 31, 2021 totaled $716.4 million, compared to $745.6 million at December 31, 2020, primarily as a result of net cash used for investments in real estate and share repurchases. Real estate assets increased from $2.8 billion at December 31, 2020 to $3.0 billion at March 31, 2021, reflecting an increase in sold inventory and greater spend on land acquisition and development which was partially offset by a decrease in spec inventory.

•A total of over 58,000 lots were owned or controlled as of March 31, 2021, compared to approximately 41,500 total lots at March 31, 2020. 5,900 net new lots were added in the first quarter of 2021, representing 43 future communities, of which 95% are for entry-level communities.

•Debt-to-capital and net debt-to-capital ratios were 29.2% and 10.9%, respectively, at March 31, 2021, which were in line with 30.3% and 10.5%, respectively, at December 31, 2020.
•The company repurchased 100,000 shares of stock for a total of $8.4 million during the first quarter of 2021.

•On April 15, 2021, the company closed the offering of $450 million 3.875% senior notes due 2029 and received approximately $444.0 million in net proceeds. On March 31, 2021, the company issued a notice of redemption for April 30, 2021 for all of its $300 million aggregate principal amount of 7.00% senior notes due 2022 ("2022 Notes"). The early redemption of the 2022 Notes is expected to result in approximately $18.2 million of early extinguishment of debt charges in the second quarter of 2021.

CONFERENCE CALL
Management will host a conference call to discuss its first quarter results at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Thursday, April 29, 2021. The call will be webcast live with an accompanying slideshow available on the "Investor Relations" page of the company's website at https://investors.meritagehomes.com. Telephone participants will be able to join by dialing in to 1-877-407-6951 US toll free or 1-412-902-0046 on the day of the call.
A replay of the call will be available via webcast beginning at approximately 12:00 p.m. Pacific Time (3:00 p.m. Eastern Time) on April 29, 2021 and extending through May 13, 2021, at https://investors.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2021	2020	Change $	Change %
Homebuilding:
Home closing revenue	$1,079,982	$890,417	$189,565	21%
Land closing revenue	3,799	10,596	(6,797)	(64)%
Total closing revenue	1,083,781	901,013	182,768	20%
Cost of home closings	(813,327)	(712,057)	101,270	14%
Cost of land closings	(3,252)	(10,213)	(6,961)	(68)%
Total cost of closings	(816,579)	(722,270)	94,309	13%
Home closing gross profit	266,655	178,360	88,295	50%
Land closing gross profit	547	383	164	43%
Total closing gross profit	267,202	178,743	88,459	49%
Financial Services:
Revenue	4,751	3,912	839	21%
Expense	(2,171)	(1,735)	436	25%
Earnings from financial services unconsolidated entities and other, net	1,180	661	519	79%
Financial services profit	3,760	2,838	922	32%
Commissions and other sales costs	(67,744)	(61,173)	6,571	11%
General and administrative expenses	(37,949)	(34,170)	3,779	11%
Interest expense	(90)	(16)	74	463%
Other income, net	798	611	187	31%
Earnings before income taxes	165,977	86,833	79,144	91%
Provision for income taxes	(34,134)	(15,681)	18,453	118%
Net earnings	$131,843	$71,152	$60,691	85%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$3.50	$1.87	$1.63	87%
Weighted average shares outstanding	37,644	38,085	(441)	(1)%
Diluted
Earnings per common share	$3.44	$1.83	$1.61	88%
Weighted average shares outstanding	38,339	38,817	(478)	(1)%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2021	December 31, 2020
Assets:
Cash and cash equivalents	$716,433	$745,621
Other receivables	102,860	98,573
Real estate (1)	2,975,121	2,778,039
Deposits on real estate under option or contract	64,355	59,534
Investments in unconsolidated entities	4,001	4,350
Property and equipment, net	37,308	38,933
Deferred tax asset	33,329	36,040
Prepaids, other assets and goodwill	105,009	103,308
Total assets	$4,038,416	$3,864,398
Liabilities:
Accounts payable	$199,667	$175,250
Accrued liabilities	310,527	296,121
Home sale deposits	30,973	25,074
Loans payable and other borrowings	23,344	23,094
Senior notes, net	997,212	996,991
Total liabilities	1,561,723	1,516,530
Stockholders' Equity:
Preferred stock	—	—
Common stock	378	375
Additional paid-in capital	452,741	455,762
Retained earnings	2,023,574	1,891,731
Total stockholders’ equity	2,476,693	2,347,868
Total liabilities and stockholders’ equity	$4,038,416	$3,864,398
(1) Real estate – Allocated costs:
Homes under contract under construction	$1,008,648	$873,365
Unsold homes, completed and under construction	328,125	357,861
Model homes	77,264	82,502
Finished home sites and home sites under development	1,561,084	1,464,311
Total real estate	$2,975,121	$2,778,039

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended March 31,
	2021	2020
Depreciation and amortization	$6,535	$7,011

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$58,940	$82,014
Interest incurred	16,092	16,535
Interest expensed	(90)	(16)
Interest amortized to cost of home and land closings	(17,402)	(20,371)
Capitalized interest, end of period	$57,540	$78,162

	March 31, 2021	December 31, 2020
Senior notes, net, loans payable and other borrowings	$1,020,556	$1,020,085
Stockholders' equity	2,476,693	2,347,868
Total capital	$3,497,249	$3,367,953
Debt-to-capital	29.2%	30.3%

Senior notes, net, loans payable and other borrowings	$1,020,556	$1,020,085
Less: cash and cash equivalents	(716,433)	(745,621)
Net debt	$304,123	$274,464
Stockholders’ equity	2,476,693	2,347,868
Total net capital	$2,780,816	$2,622,332
Net debt-to-capital	10.9%	10.5%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net earnings	$131,843	$71,152
Adjustments to reconcile net earnings to net cash (used in)/provided by operating activities:
Depreciation and amortization	6,535	7,011
Stock-based compensation	5,367	6,437
Equity in earnings from unconsolidated entities	(750)	(684)
Distribution of earnings from unconsolidated entities	1,100	849
Other	2,651	164
Changes in assets and liabilities:
Increase in real estate	(193,395)	(45,207)
Increase in deposits on real estate under option or contract	(4,821)	(3,266)
(Increase)/decrease in other receivables, prepaids and other assets	(7,118)	7,557
Increase/(decrease) in accounts payable and accrued liabilities	38,743	(1,956)
Increase in home sale deposits	5,899	1,856
Net cash (used in)/provided by operating activities	(13,946)	43,913
Cash flows from investing activities:
Investments in unconsolidated entities	(1)	(1)
Distributions of capital from unconsolidated entities	—	1,000
Purchases of property and equipment	(4,993)	(5,331)
Proceeds from sales of property and equipment	84	96
Maturities/sales of investments and securities	2,566	83
Payments to purchase investments and securities	(2,566)	(83)
Net cash used in investing activities	(4,910)	(4,236)
Cash flows from financing activities:
Proceeds from Credit Facility, net	—	500,000
Repayment of loans payable and other borrowings	(1,947)	(1,009)
Repurchase of shares	(8,385)	(60,813)
Net cash (used in)/provided by financing activities	(10,332)	438,178
Net (decrease)/increase in cash and cash equivalents	(29,188)	477,855
Cash and cash equivalents, beginning of period	745,621	319,466
Cash and cash equivalents, end of period	$716,433	$797,321

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2021		2020
	Homes	Value	Homes	Value
Homes Closed:
Arizona	410	$137,268	459	$151,244
California	277	171,899	208	134,802
Colorado	175	84,263	186	91,684
West Region	862	393,430	853	377,730
Texas	963	318,385	774	255,909
Central Region	963	318,385	774	255,909
Florida	417	140,828	236	93,789
Georgia	146	55,139	115	41,998
North Carolina	299	107,013	222	79,417
South Carolina	85	27,846	53	17,405
Tennessee	118	37,341	63	24,169
East Region	1,065	368,167	689	256,778
Total	2,890	$1,079,982	2,316	$890,417

Homes Ordered:
Arizona	602	$222,435	570	$183,371
California	286	173,391	352	224,930
Colorado	169	89,779	199	98,466
West Region	1,057	485,605	1,121	506,767
Texas	1,115	391,968	1,059	342,990
Central Region	1,115	391,968	1,059	342,990
Florida	479	179,109	317	119,443
Georgia	164	61,557	156	54,984
North Carolina	419	157,687	287	101,255
South Carolina	76	26,402	87	27,914
Tennessee	148	46,802	75	26,585
East Region	1,286	471,557	922	330,181
Total	3,458	$1,349,130	3,102	$1,179,938

Order Backlog:
Arizona	1,185	$429,171	622	$218,497
California	453	276,202	289	182,361
Colorado	202	110,279	209	104,335
West Region	1,840	815,652	1,120	505,193
Texas	1,782	645,959	1,333	459,888
Central Region	1,782	645,959	1,333	459,888
Florida	612	253,188	452	189,193
Georgia	174	64,355	174	62,777
North Carolina	574	214,079	284	101,305
South Carolina	111	39,785	105	34,963
Tennessee	147	49,241	100	35,198
East Region	1,618	620,648	1,115	423,436
Total	5,240	$2,082,259	3,568	$1,388,517

Meritage Homes Corporation and Subsidiaries
Operating Data
(Unaudited)

	Three Months Ended March 31,
	2021		2020
	Ending	Average	Ending	Average
Active Communities:
Arizona	33	33.0	33	32.0
California	19	17.5	29	26.5
Colorado	12	11.5	13	15.5
West Region	64	62.0	75	74.0
Texas	59	61.0	78	77.5
Central Region	59	61.0	78	77.5
Florida	30	30.5	34	33.5
Georgia	12	9.5	15	16.5
North Carolina	24	22.5	20	22.5
South Carolina	6	6.0	7	8.0
Tennessee	8	7.5	12	10.5
East Region	80	76.0	88	91.0
Total	203	199.0	241	242.5

About Meritage Homes Corporation
Meritage Homes is the sixth-largest public homebuilder in the United States, based on homes closed in 2020. The Company offers a variety of homes that are designed with a focus on entry-level and first move-up buyers in Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.
Meritage Homes has delivered over 135,000 homes in its 36-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is the industry leader in energy-efficient homebuilding and an eight-time recipient of the U.S. Environmental Protection Agency’s ENERGY STAR® Partner of the Year for Sustained Excellence Award since 2013 for innovation and industry leadership in energy efficient homebuilding.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expectations about the housing market in general, and our projected 2021 home closings, home closing revenue, gross margins, effective tax rate, diluted earnings per share and future community counts.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, except as required by law, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: changes in interest rates and the availability and pricing of residential mortgages; inflation in the cost of materials used to develop communities and construct homes; our ability to obtain performance and surety bonds in connection with our development work; the ability of our potential buyers to sell their existing homes; legislation related to tariffs; the adverse effect of slow absorption rates; impairments of our real estate inventory; cancellation rates; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our potential exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest or option deposits; our limited geographic diversification; the replication of our energy-efficient technologies by our competitors; shortages in the availability and cost of subcontract labor; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure to comply with laws and regulations; our compliance with government regulations; negative publicity that affects our reputation; disruptions to our business by COVID-19, fear of a similar event, and measures that federal, state and local governments and/or health authorities implement to address it; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2020 under the caption "Risk Factors," which can be found on our website at www.investors.meritagehomes.com.